Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
MAJESTIC STAR CASINO
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
FOURTH QUARTER AND YEAR END 2006 RESULTS

March 20, 2007, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three- and twelve-month periods ended December 31, 2006. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company” or “Majestic”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II” and together the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

Consolidated Results: Three-Month Period Ended December 31, 2006

The Company’s net revenues for the three-month period ended December 31, 2006 were $82.0 million, an increase of $14.7 million, or 21.9%, from the same period in 2005. Casino revenues increased $13.5 million, or 18.7%, to $85.5 million. The increase in net revenues and casino revenues comes from the Majestic Properties and specifically from the acquisition of Majestic Star II and its interests in Buffington Harbor Riverboats (“BHR”) and Buffington Harbor Parking Association (“BHPA”) (together “the Acquired Entities”). The Majestic Properties contributed an increase in net and casino revenues of $17.6 million and $18.0 million, respectively. We operated the Acquired Entities for the full fourth quarter of 2006, while we operated the Acquired Entities for only 11 days in 2005. We also experienced lower net and casino revenues at Fitzgeralds Tunica and Fitzgeralds Black Hawk, which is further described below.

The Company expects to report a net loss of $9.5 million compared to a net loss of $4.6 million for the same period in 2005. The $4.9 million increase in net loss for the three months ended December 31, 2006 was mainly due to lower than anticipated operating performance at the Majestic Properties and Fitzgeralds Tunica, and an increase in interest expense of $7.0 million resulting from the long-term debt incurred to finance the purchase of the Acquired Entities.

For the three-month period ended December 31, 2006, adjusted EBITDA was $14.0 million, compared to adjusted EBITDA of $13.7 million in the same period last year, an increase of $0.3 million, or 1.7%. The Majestic Properties and Fitzgeralds Black Hawk contributed $1.9 million and $0.2 million, respectively, to the increase. At Fitzgeralds Tunica, adjusted EBITDA decreased $1.8 million from the prior year. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, amortization, and other non-operating expenses, which is primarily non-usage fees on the credit facility) adjusted for the loss on investment in BHR (which is depreciation expense and applicable in the three- and twelve-month periods ended December 31, 2005), and certain non-recurring charges as identified in the table at the end of this press release, which reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures and a reconciliation of net income (loss) to EBITDA and adjusted EBITDA.

Consolidated Results: Year Ended December 31, 2006

The Company’s net revenues for the year ended December 31, 2006 were $354.8 million, an increase of $92.9 million, or 35.4%, from the same period in 2005. Casino revenues increased $94.2 million, or 33.5%, to $375.1 million. The increase comes from the Majestic Properties and is primarily due to the Acquired Entities. The Majestic Properties contributed increases in net revenues and casino revenues of $93.8 million and $95.5 million, respectively. Net revenues and casino revenues increased by $1.0 million and $0.8 million, respectively, at Fitzgeralds Tunica and declined by $2.0 million and $2.1 million, respectively, at Fitzgeralds Black Hawk.

For the year ended December 31, 2006, the Company expects to report a net loss of $14.3 million as compared to a net loss of $5.3 million for the same period in 2005. The $9.0 million increase in net loss for the year ended December 31, 2006 principally resulted from a lower than anticipated operating performance at the Majestic Properties and Fitzgeralds Tunica and an increase in interest expense of $29.7 million due to our higher levels of debt. The 2006 results were positively affected by the recognition of a $0.6 million property tax savings. Negatively impacting net loss during the year ended December 31, 2005 was a loss on bond redemption of $3.7 million, and a $2.3 million charge resulting from the termination of the sale of Fitzgeralds Black Hawk and $1.5 million of catch-up depreciation and amortization that had been suspended when the related assets were classified as held for sale.

For the year ended December 31, 2006, adjusted EBITDA was $77.4 million, compared to adjusted EBITDA of $56.0 million in the same period last year, an increase of $21.4 million, or 38.3%. The Majestic Properties contributed $24.9 million of the increase. Adjusted EBITDA at Fitzgeralds Tunica and Fitzgeralds Black Hawk decreased $2.3 million and $0.3 million, respectively, from the prior year. During the year ended December 31, 2006 as compared to the same period in 2005, corporate expenses, exclusive of the $2.3 million charge resulting from the termination of the sale of Fitzgeralds Black Hawk in 2005, increased $0.8 million primarily due to increases in payroll, bank charges and recruiting fees, offset by a decline in professional fees. Higher corporate expenses negatively impacted the Company’s adjusted EBITDA.

Total cash and cash equivalents at December 31, 2006 was $25.5 million as compared to $32.4 million at December 31, 2005. Total debt outstanding at December 31, 2006 was $597.1 million compared to $593.9 million at December 31, 2005. The Company had $34.3 million available on its $80.0 million credit facility at December 31, 2006.

Majestic Star and Majestic Star II (“Majestic Properties”)

The Majestic Properties’ net revenues increased from $38.6 million in the fourth quarter of 2005 to $56.2 million in the fourth quarter of 2006, and from $143.6 million in the year ended December 31, 2005 to $237.4 million in the same period in 2006. These increases in net revenues were due to increases in casino revenues of $18.0 million, or 43.4%, to $59.3 million for the fourth quarter of 2006 and $95.5 million, or 61.5%, to $250.7 million for the year ended December 31, 2006. These increases were due to the Acquired Entities.

Adjusted EBIDTA increased in the three- and twelve-month periods ended December 31, 2006 from $8.8 million and $30.6 million, respectively, to $10.7 million and $55.5 million, respectively, principally due to the Acquired Entities. The adjusted EBITDA margin declined from 22.7% in the fourth quarter of 2005 to 19.0% in the fourth quarter of 2006. This decline was mainly due to a lower than anticipated operating performance at the Acquired Entities. Also, increased marketing, direct mail and complimentary expenses were contributing factors. The adjusted EBITDA margins for the years ended December 31, 2006 and 2005 were 23.4% and 21.3%, respectively.

Fitzgeralds Tunica

Fitzgeralds Tunica’s net revenues decreased from $20.1 million in the fourth quarter of 2005 to $18.6 million in the fourth quarter of 2006. Casino revenues also declined from $21.4 million in the fourth quarter of 2005 to $18.4 million in the fourth quarter of 2006. During 2006 we implemented a new slot promotional program, whereby customers directly download promotional credits to the slot machine thus eliminating the substantial amount of coupons mailed to and redeemed by our casino customers, with that cash being inserted into a slot machine and played off by the customer. The downloadable promotional credits, when played by the customer, are not being recognized as slot revenue; however, any jackpots won would be recognized as a reduction in slot revenues. When our marketing and promotional efforts were comprised principally of mailing coupons to our customers, those coupons, when redeemed, were being reflected in promotional allowances. The currency inserted and played off at the slot machine was recognized as revenue and any jackpots associated with this play would be a reduction of slot revenue. During the fourth quarter of 2006, casino revenues were reduced by $3.4 million as a result of downloadable promotional credits. Offsetting the decline in casino revenues as a result of downloadable promotional credits was a $1.9 million decline in promotional allowances, which was due to the significant reduction in cash coupons redeemed. However, we believe that we were too aggressive in issuing the promotional credits, which resulted in our customers replacing their normal cash play with promotional credit play. Also, impacting our revenues was a hotel remodel project, which took approximately five-thousand room nights out of service, with the majority of this occurring in the fourth quarter. Net revenues increased from $82.9 million in the year ended December 31, 2005 to $84.0 million in the same period in 2006. Casino revenues increased from $87.6 million to $88.3 million for the year ended December 31, 2006 compared to the same period in 2005. Casino revenues were negatively impacted, for the year ended December 31, 2006, by $4.5 million due to downloadable promotional credits.

EBITDA for the three months ended December 31, 2006 decreased to $2.5 million from $4.2 million in the year earlier period. In the year ended December 31, 2006, EBITDA was $18.0 million as compared to $20.3 million in the same period last year. For the three months ended December 31, 2006 as compared to the year earlier period, the EBITDA margin decreased from 21.0% to 13.3%, and for the year ended December 31, 2006, as compared to the same period in 2005, the EBITDA margin declined from 24.5% to 21.4%. The decrease in EBITDA and the EBITDA margin in the fourth quarter of 2006 resulted primarily from the decline in net revenues discussed above and increases in casino, and advertising and promotional expenses, offset by declines in gaming tax and general and administrative expenses.

Fitzgeralds Black Hawk

Fitzgeralds Black Hawk’s net revenues were down $1.3 million to $7.2 million and down $2.0 million to $33.4 million during the three- and twelve-month periods ended December 31, 2006 and 2005, respectively. These declines in net revenues directly resulted from declines in casino revenue of $1.5 million and $2.1 million in the fourth quarter and year ended December 31, 2006, respectively. The lower levels of casino revenue in the three- and twelve-month periods ended December 31, 2006, compared to the year earlier periods, were caused by the construction disruption at one of our major competitors during 2005. Though we derived additional casino revenues in 2005 resulting from our competitor’s construction disruption, starting in the second quarter of 2006, when the casino construction disruption from our competitor was abated our casino revenues declined. In addition, we were impacted by greater levels of marketing at our competitors in 2006.

In the fourth quarter of 2006, EBITDA increased $0.2 million to $2.1 million from the year earlier period. EBITDA declined to $10.2 million in the year ended December 31, 2006 from $10.5 million in the prior year. EBITDA margins for the three- and twelve-month periods of 2006 were 29.4% and 30.6%, respectively, and 22.2% and 29.7%, respectively, for the year earlier periods. The recent conversion of slot machines from coin-in to TITO has allowed us to reduce casino expenses and maintain our margins.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to meet the financial covenants contained in the Loan and Security Agreement to the $80.0 million credit facility, causing an event of default to the $80.0 million credit facility and a cross default to the        9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2005 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its fourth quarter earnings results at 11:00 a.m. Eastern Standard Time on Wednesday, March 21, 2007. The call can be accessed by calling (888) 369-9207. Until March 28, 2007, a complete replay of the conference call can be accessed by dialing (800) 633-8284, pass code 21333255.

Consolidated Statement of Operations, Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statement of Operations

	For the Three Months Ended		For The Years Ended
(amounts in thousands)	December 31,		December 31,
	2006	2005	2006	2005
OPERATING REVENUES:
Casino	$85,527	$72,073	$375,114	$280,919
Rooms	2,335	2,010	10,891	7,726
Food and beverage	3,858	3,498	16,347	14,030
Other	1,824	1,149	6,942	4,966
Gross revenues	93,544	78,730	409,294	307,641
Less promotional allowances	11,498	11,410	54,464	45,669
Net operating revenues	82,046	67,320	354,830	261,972

OPERATING COSTS AND EXPENSES:
Casino	21,496	17,523	87,709	67,911
Rooms	861	490	3,329	1,763
Food and beverage	2,049	1,431	8,437	5,865
Other	405	280	1,734	1,041
Gaming taxes	20,359	15,978	87,097	61,053
Advertising and promotion	5,048	3,884	19,239	15,230
General and administrative	14,993	11,543	56,970	42,931
Corporate expense (1)	1,344	1,191	6,306	7,717
Economic incentive tax - City of Gary	1,672	1,290	6,759	4,709
Depreciation and amortization (2)	8,126	5,803	31,723	22,612
Loss on investment in Buffington Harbor
Riverboats, LLC (3)	-	534	-	2,355
(Gain) loss on sale of assets	(131)	(9)	(133)	53
Total operating costs and expenses	76,222	59,938	309,170	233,240

Operating income	5,824	7,382	45,660	28,732

OTHER INCOME (EXPENSE):
Interest income	98	151	448	332
Interest expense	(13,769)	(8,208)	(53,969)	(30,363)
Interest expense - debt pushed down
from Majestic Holdco (4)	(1,669)	(188)	(6,331)	(188)
Loss on bond redemption	-	(3,688)	-	(3,688)
Other non-operating expense (5)	(33)	(11)	(115)	(127)
Total other expense	(15,373)	(11,944)	(59,967)	(34,034)

Net loss	$(9,549)	$(4,562)	$(14,307)	$(5,302)

See notes at the end of this report.

Operating Results by Entity

	For The Three Months Ended		For The Years Ended
(amounts in thousands)	December 31,		December 31,
	2006	2005	2006	2005
Net revenues:
Majestic Properties	$56,225	$38,612	$237,422	$143,624
Fitzgeralds Tunica	18,584	20,122	83,979	82,939
Fitzgeralds Black Hawk	7,237	8,586	33,429	35,409
Total	$82,046	$67,320	$354,830	$261,972

Operating income (loss):
Majestic Properties	$5,624	$5,689	$35,183	$19,271
Fitzgeralds Tunica	(39)	1,757	8,836	10,253
Fitzgeralds Black Hawk (2)	1,613	1,310	8,060	7,393
Corporate (1)	(1,374)	(1,305)	(6,419)	(7,896)
Majestic Investor Holdings (8)	-	(69)	-	(289)
Total	$5,824	$7,382	$45,660	$28,732

Net income (loss):
Majestic Properties (7)	$5,685	$3,715	$35,614	$17,444
Fitzgeralds Tunica	(25)	1,773	8,915	10,296
Fitzgeralds Black Hawk (2)	1,617	1,309	8,049	7,393
Corporate (1) (4) (7)	(16,826)	(9,273)	(66,885)	(36,722)
Majestic Investor Holdings (8)	-	(2,086)	-	(3,713)
Total	$(9,549)	$(4,562)	$(14,307)	$(5,302)

EBITDA:
Majestic Properties	$10,699	$6,150	$55,474	$26,154
Fitzgeralds Tunica	2,467	4,233	17,993	20,315
Fitzgeralds Black Hawk	2,128	1,909	10,223	10,519
Corporate (1)	(1,344)	(1,191)	(6,307)	(7,717)
Majestic Investor Holdings (8)	-	(1,604)	-	(1,615)
Total	$13,950	$9,497	$77,383	$47,656

Adjusted EBITDA:
Majestic Properties	$10,699	$8,777	$55,474	$30,602
Fitzgeralds Tunica	2,467	4,233	17,993	20,315
Fitzgeralds Black Hawk	2,128	1,909	10,223	10,519
Corporate (1)	(1,344)	(1,191)	(6,307)	(5,460)
Majestic Investor Holdings (8)	-	(9)	-	(20)
Total	$13,950	$13,719	$77,383	$55,956

See notes at the end of this report.

Operating Results by Entity (continued)

	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Operating Margin:
Majestic Properties	10.0%	14.7%	14.8%	13.4%
Fitzgeralds Tunica	-0.2%	8.7%	10.5%	12.4%
Fitzgeralds Black Hawk (2)	22.3%	15.3%	24.1%	20.9%
Total	7.1%	10.9%	12.9%	11.0%

EBITDA Margin:
Majestic Properties	19.0%	15.9%	23.4%	18.2%
Fitzgeralds Tunica	13.3%	21.0%	21.4%	24.5%
Fitzgeralds Black Hawk	29.4%	22.2%	30.6%	29.7%
Total	17.0%	14.1%	21.8%	18.2%

Adjusted EBITDA Margin:
Majestic Properties	19.0%	22.7%	23.4%	21.3%
Fitzgeralds Tunica	13.3%	21.0%	21.4%	24.5%
Fitzgeralds Black Hawk	29.4%	22.2%	30.6%	29.7%
Corporate (1)
Majestic Investor Holdings
Total	17.0%	20.4%	21.8%	21.4%

Expenditure for additions to long-lived assets:
Majestic Properties			$9,130	$4,152
Fitzgeralds Tunica			10,577	4,860
Fitzgeralds Black Hawk			5,541	2,655
Corporate			161	116
Total			$25,409	$11,783

			As of	As of
			December 31,	December 31,
			2006	2005
(amounts in thousands)
Segment assets:
Majestic Properties			478,896	519,215
Fitzgeralds Tunica			79,664	75,419
Fitzgeralds Black Hawk			43,804	36,746
Corporate (6)			524,981	289,353
Majestic Investor Holdings (8)			-	20,550
Total			1,127,345	941,283
Less: Intercompany			(620,985)	(423,324)
Total			$506,360	$517,959

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for the loss on investment in BHR (for 2005 only) and certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total
	For The Three Months Ended		For The Years Ended
	December 31,		December 31,
(amounts in thousands)	2006	2005	2006	2005

Majestic Properties
Net Income (7)	$5,685	$3,715	$35,614	$17,444
Interest Income	(64)	(130)	(284)	(267)
Interest Expense (7)	3	-	(147)	-
Depreciation and amortization	5,075	2,554	20,291	8,977
Non-operating expenses	-	11	-	-
EBITDA	$10,699	$6,150	$55,474	$26,154
Loss on BHR (3)	-	534	-	2,355
Loss on bond redemption	-	2,093	-	2,093
Adjusted EBITDA	$10,699	$8,777	$55,474	$30,602

Fitzgeralds Tunica
Net (Loss) Income	$(25)	$1,773	$8,915	$10,296
Interest Income	(14)	(15)	(79)	(43)
Interest Expense	-	-	-	-
Depreciation and amortization	2,506	2,475	9,157	10,062
EBITDA/Adjusted EBITDA	$2,467	$4,233	$17,993	$20,315

Fitzgeralds Black Hawk
Net Income	$1,617	$1,309	$8,049	$7,393
Interest Income	(4)	-	(11)	-
Interest Expense	-	1	22	1
Depreciation and amortization (2)	515	599	2,163	3,125
EBITDA/Adjusted EBITDA	$2,128	$1,909	$10,223	$10,519

Corporate
Net Loss (1) (4) (7)	$(16,826)	$(9,273)	$(66,885)	$(36,722)
Interest Income	(16)	-	(74)	-
Interest Expense (4) (7)	15,435	7,968	60,425	28,699
Depreciation and amortization	30	114	112	179
Other non-operating expense	33	-	115	127
EBITDA	$(1,344)	$(1,191)	$(6,307)	$(7,717)
Costs related to the cancellation of Black Hawk sale	-	-	-	2,257
Adjusted EBITDA	$(1,344)	$(1,191)	$(6,307)	$(5,460)

Majestic Investor Holdings (8)
Net Loss	$-	$(2,086)	$-	$(3,713)
Interest Income	-	(6)	-	(22)
Interest Expense	-	427	-	1,851
Depreciation and amortization	-	61	-	269
EBITDA	$-	$(1,604)	$-	$(1,615)
Loss on bond redemption	-	1,595	-	1,595
Adjusted EBITDA	$-	$(9)	$-	$(20)

Consolidated
Net Loss	$(9,549)	$(4,562)	$(14,307)	$(5,302)
Interest Income	(98)	(151)	(448)	(332)
Interest Expense (4)	15,438	8,396	60,300	30,551
Depreciation and amortization	8,126	5,803	31,723	22,612
Non-operating expenses	33	11	115	127
EBITDA	$13,950	$9,497	$77,383	$47,656
Loss on BHR (3)	-	534	-	2,355
Loss on bond redemption	-	3,688	-	3,688
Costs related to the cancellation of Black Hawk sale	-	-	-	2,257
Adjusted EBITDA	$13,950	$13,719	$77,383	$55,956

See notes at the end of this report.

Notes:

(1)
Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties. In the year ended December 31, 2005, corporate includes the $2.3 million charge related to the termination of the Fitzgeralds Black Hawk sale.

(2)
In the year ended December 31, 2005, Fitzgeralds Black Hawk is recognizing $1.5 million of depreciation and amortization expense, which is principally catch-up depreciation and amortization on those assets that were not depreciated or amortized while Fitzgeralds Black Hawk’s assets were held for sale.

(3)	Represents depreciation expense from the Company’s investment in Buffington Harbor Riverboats, LLC prior to December 21, 2005.
(4)
Includes $1.7 million and $6.3 million of interest expense related to the pushdown of interest expense, financing costs and associated amortization from the issuance of Majestic Holdco’s Discount Notes for the three and twelve months ended December 31, 2006, respectively. On December 21, 2005, Majestic Holdco issued the Discount Notes in conjunction with the acquisition of Trump Indiana and certain concurrent redemption and re-financing transactions. The Discount Notes are solely the obligation of Majestic Holdco and Majestic Star Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the indentures governing the Company’s 9 ½% senior secured notes and the 9 ¾% senior notes and the loan and security agreement, which governs the Company’s $80.0 million senior secured credit facility, preclude distributions by the Company to Majestic Holdco unless certain financial tests are met.

(5)	Non-usage fees on the Company’s credit facility.
(6)
In addition to the pushdown of the Discount Notes, the Company at December 31, 2006 and December 31, 2005 is also reflecting $2.4 million and $2.8 million, respectively, of Discount Notes issuance costs, net of amortization, in the schedule of segment assets contained in this earnings release.

(7)
Effective January 1, 2006, the entire $240.0 million of the original 9 ½% senior secured notes and the outstanding balance of $47.2 million drawn on the senior secured credit facility was transferred from Majestic Star to Corporate. For purposes of comparability, the interest expense incurred on this debt has been reclassified from Majestic Star to Corporate in the tables above entitled Operating Results by Entity and Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total.

(8)	Majestic Investor Holdings, LLC was merged with The Majestic Star Casino, LLC in March of 2006.